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Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

        WHEREAS, Clarus Therapeutics, Inc. (the "Company") desires to employ Robert E. Dudley, Ph.D. (the "Executive") and retain his services, experience and abilities; and

        WHEREAS, the Executive, as founder of Clarus, desires to accept such employment upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, it is agreed as follows:

1.
Employment.    The Company hereby employs the Executive and the Executive hereby accepts such employment under all of the terms and conditions of this Agreement. The Executive shall be an officer of the Company, and shall hold the office of President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board of Directors"). The Executive also shall serve as a member of the Board of Directors, and agrees to immediately resign from the Board of Directors upon the termination of his employment for any reason.

2.
Term.    The Executive's employment with the Company shall commence on the date of this Agreement, and shall continue until terminated in accordance with this Agreement.

3.
Executive's Duties, Responsibilities, and Authority.

a.
The Executive shall have and perform diligently the duties of President and Chief Executive Officer as may be directed by the Board of Directors and commensurate with such position and in accordance with the Company's Bylaws. The parties understand and acknowledge that the Executive's general authority and responsibility in his position shall be to provide business and strategic leadership for all activities of the Company and to participate as a founding architect of the Company's business and technical vision. Furthermore, the Executive shall be responsible for the general management and day-to-day operations of the Company. The Company shall be located in the greater Chicago metropolitan area and Executive agrees to spend the majority of his time in the Company's corporate offices. However, the Company agrees that the Executive, at his own discretion, may from time-to-time work from his home office in Florida, provided that it does not materially interfere with the performance of the Executive's duties and responsibilities hereunder.

b.
The Executive shall devote his full business time and attention to the business of the Company, and shall not be engaged in or concerned with any other duties or pursuits which interfere with performance of his duties under this Agreement except that the Company acknowledges that the Executive has entered into a Consulting Agreement with Solvay Pharmaceuticals, Inc. for the sole purpose of assisting Solvay in its prosecution of the AndroGel® patent estate. In light of the fact that the Executive is a co-inventor of the patent in question, the Company agrees to this activity so long as Executive uses reasonable best efforts to ensure that such activities do not interfere with Executive's ability to serve Clarus as its chief executive. No expenses or compensation related to this activity will be paid by the Company.

    The Company further acknowledges the Executive's role as a member of the Pepperdine University Board. Such involvement will require Executive to attend approximately four meetings per year in the Los Angeles, CA area.

  c.
  The Executive will be expected to abide by all Company policies and procedures of which he has been given notice, as well as all applicable laws and regulations.

4.
Compensation.    In consideration of the services to be rendered by the Executive, the Company agrees to compensate and to provide benefits to the Executive as follows:

  a.
  Base Salary.

    The Executive shall initially be paid a base salary of $21,250.00 per month, less standard payroll deductions and withholdings, payable semi-monthly. The Board of Directors shall review the Executive's base salary no less often than annually to consider whether an increase is warranted.

  b.
  Annual Bonus.

    The Executive shall be eligible to receive an annual cash bonus of up to 50% of Executive's then annual salary based on the Company's and Executive's performance and the Company's financial status at the end of each calendar year. Any bonus shall be determined by and at the sole discretion of the Board of Directors.

  c.
  Equity.

  i.
  Restrictions on Current Holdings.    The parties hereto acknowledge and agree that following the 66 2/3-to-1 stock split declared by the Company on the date hereof, Executive holds 500,000 shares of the Company's Common Stock (the "Initial Restricted Stock"). Effective as of the date hereof, Executive agrees to subject the Initial Restricted Stock to a vesting schedule such that Initial Restricted Stock shall be 50% vested as of the date hereof, and the remaining 50% shall vest in equal monthly installments over a four-year period following the date hereof, except that no shares shall vest during the first 12 months of employment whereupon, all shares that would have vested on a monthly schedule following the Executive's initial employment will, so long as Executive remains employed by Clarus, immediately vest, and shall otherwise be subject to the Company's Stock Restriction Agreement between the Executive and the Company. Notwithstanding the foregoing, the Initial Restricted Stock shall become fully vested upon the occurrence of a Change in Control (as defined herein).

  ii
  Future Grants.    Based on performance of the Executive and the Company as a whole (as determined in the sole discretion of the Board of Directors) the Company will from time to time and at the discretion of the Board of Directors award Executive additional options to purchase shares of Common Stock (the "Additional Options") or additional shares of restricted stock (the "Additional Restricted Stock"). Such Additional Options or Additional Restricted Stock, as applicable, will vest over the four-year period following the date of grant in the same manner as the Initial Restricted Stock, and shall otherwise be subject to the Plan and to such terms and conditions as shall be further described in the 2004 Stock Option Agreement or Restricted Stock Agreement, as applicable, evidencing such award, which terms (excluding vesting and exercise price) shall be substantially similar to those contained in the Restricted Stock Agreement between the Executive and the Company evidencing the Initial Restricted Stock. Notwithstanding the foregoing, any Additional Options or Additional Restricted Stock granted under this paragraph 4(c)(ii) prior to a Change in Control shall become fully vested upon the occurrence of a Change in Control (as defined herein).

  iii.
  Forfeitures and Repurchase Rights.    Notwithstanding anything to the contrary, in the event of a termination of the Executive's employment with the Company:

  (A)
  any Additional Options granted to the Executive under paragraph 4(c)(i) or 4(c)(ii) above, which remain unvested at the time of such termination, shall be immediately forfeited;

  (B)
  any Initial Restricted Stock, and Additional Restricted Stock granted to the Executive under paragraph 4(c)(ii) above, which remain unvested at the time of such termination, shall be subject to repurchase by the Company at a purchase price per share equal to the lesser of (x) the Fair Market Value (as defined in the Company's 2004 Stock Incentive Plan (the "Plan")) per share on the date of such repurchase, or (y) the original purchase price of the Initial Restricted Stock or Additional Restricted Stock, as applicable.

    iv.
    Taxation.    The parties understand that the Executive may desire to file a "Section 83(b) election" with the Internal Revenue Service within 30 days following the date hereof, in the case of the Initial Restricted Stock, and date of grant of any Additional Restricted Stock.

    v.
    Registration Rights.    The Company agrees to file, as soon as practicable after the IPO Date (as defined in the Plan), a Form S-8 registration statement covering the shares of Common Stock issuable upon the exercise of the Initial Options and Additional Options or otherwise granted pursuant to the Initial Restricted Stock award or Additional Restricted Stock awards.

  d.
  Benefits.    As soon as reasonably practicable, the Company will acquire medical and dental care insurance plans that will cover the Executive and his eligible dependents throughout his employment with the Company, the terms of which shall be no less favorable to the Executive than to any other employee of the Company. The Executive shall be entitled to participate in and receive any other benefits that may be provided by the Company to its senior management personnel, including, without limitation, any profit sharing, pension, 401(k), short and long term disability insurance, and vision insurance plans made available to such employees, if any, all in accordance with the terms of such benefit plans.

  e.
  Vacation.    The Executive shall be entitled to take up to four (4) weeks of paid vacation per year and may rollover to the next year up to two (2) weeks of unused vacation to a maximum cumulative reserve of 4 weeks. Upon termination of the Executive's employment for any reason, the Company shall pay the Executive for all accrued but unused vacation time he may have remaining, consistent with the Company's standard vacation policy.

  f.
  Expenses.    The Company shall reimburse the Executive for all reasonable expenses he incurs in the performance of his duties on behalf of the Company, consistent with the Company's standard policy on business expenses. This benefit includes the reimbursement of up to $5000 in expenses directly related to the funding of Clarus that occurred principally between September 1, 2003 and February 12, 2004.

  g.
  Relocation.    The Company acknowledges that the Executive currently resides in the State of Florida and that the Executive will not relocate to the Chicago area on a permanent basis until at least such time as the Company has secured a second round of financing (e.g., second tranche of Series A or a Series B round). Between the effective date of this agreement and when Executive relocates to the Chicago area, a period not to exceed 18 months, the Company will reimburse Executive up to $1000 per month of Executive's incurred costs for temporary living and/or travel to and from Illinois and Florida. At such time as Executive relocates to the Chicago area, the Company shall reimburse the Executive up to $25,000 for reasonable out-of-pocket expenses incurred by him in connection with his relocation. Relocation expenses shall include, but not necessarily be limited to, packing, moving, transportation costs, brokerage and legal fees on the purchase of a home in the Chicago area. The Company will also cover travel expenses for two trips to the Chicago area for Executive's wife to help find a new home.

5.
Termination By Company.    Notwithstanding any other provision of this Agreement. the Company may terminate this Agreement as follows:

a.
Termination With Cause.

i.
The Company may terminate this Agreement and the Executive's employment for Cause, as defined herein, upon written notice to the Executive setting forth in reasonable detail the facts and circumstances upon which the Board of Directors shall have determined, following reasonable inquiry, that Cause exists.

ii.
As used herein, "Cause" shall exist if: (A) the Executive has been convicted of, or pleads guilty or "no contest" to, a felony; (B) the Executive has embezzled the Company's funds or property; or (C) the Executive has been guilty of gross neglect (for reasons other than an inability to perform caused by a documented physical or mental condition) or willful misconduct in the discharge of his duties and responsibilities under this Agreement, where such gross neglect or willful misconduct has a material detrimental effect on the Company's business or reputation and the Executive has not cured such gross neglect or willful misconduct within thirty (30) days after the Board of Directors provides him with written notice setting forth in reasonable detail the act(s) it believes constitute such gross neglect or willful misconduct; (D) the Executive is in material breach of this Agreement (for reasons other than an inability to perform caused by a documented physical or mental condition), such breach has a material detrimental effect on the Company's business or reputation, and the Executive has not cured such breach within thirty (30) days after the Board of Directors provides him with written notice setting forth in reasonable detail the act(s) or omissions it believes constitute such breach; (E) the Executive is in breach of the terms of paragraphs 7 and/or 8 hereof; or (F) the Executive is guilty of Sexual Harassment or Public Drunkenness that besmirches the good name of the Company.

iii.
If the Company terminates this Agreement for Cause, it shall not be obligated to provide the Executive any compensation or benefits after the effective date of such termination except as required by law or regulation or under paragraph 4(c) above. However, the Company will be obligated to pay Executive for any wages earned up to the date of termination. unused annual vacation in the year of termination and any legitimate outstanding expenses otherwise subject to reimbursement hereunder.

b.
Termination Without Cause.

i.
The Company may terminate this Agreement and the Executive's employment without Cause at any time upon thirty (30) days advance written notice to the Executive from the Board of Directors.

ii.
If the Company terminates this Agreement without Cause within twelve (12) months following a Change in Control, then in addition to any benefits he may be entitled to receive under law or regulation or under paragraph 4(c) above, the Executive shall be entitled to receive from the Company, without any duty to mitigate, a severance package consisting of: (A) a lump-sum payment equal to twelve (12) months of the Executive's then-current annual base salary; (B) payment of the first twelve (12) months of premiums incurred by the Executive and his eligible dependents in continuing his health benefits under the Company's group medical plan pursuant to COBRA or similar state law, as applicable, so long as the Executive elects and is eligible for such continued coverage (or, if the Company has not yet secured such group medical coverage, payment of the actual costs incurred by the Executive to obtain medical coverage comparable to that he had immediately before he left the last job he held before joining the Company, for a period of twelve (12) months after his termination of employment); (C) payment of outstanding expenses otherwise subject to reimbursement hereunder; (D) a prorated portion of any annual bonus that would otherwise have been awarded to Executive for services rendered to the Company up to the date of termination, if any; and (E) Company-paid executive-level outplacement services for up to twelve (12) months after the effective date of the Executive's termination at a cost of no more than $30,000.00 or until he obtains other comparable employment, whichever occurs first.

    iii.
    If the Company terminates this Agreement without Cause after January 1, 2005 other than within twelve (12) months following a Change in Control, then in addition to any benefits he may be entitled to receive under law or regulation or under paragraph 4(c) above, the Executive shall be entitled to receive from the Company, without any duty to mitigate, a severance package consisting of: (A) a lump-sum payment equal to twelve (12) months of the Executive's then-current annual base salary; (B) payment of the first twelve (12) months of premiums incurred by the Executive and his eligible dependents in continuing his health benefits under the Company's plan pursuant to COBRA or similar state law, as applicable, so long as the Executive elects and is eligible for such continued coverage (or, if the Company has not yet secured such group medical coverage, payment of the actual costs incurred by the Executive to obtain medical coverage comparable to that he had immediately before he left the last job he held before joining the Company, for a period of twelve (12) months after his termination of employment); (C) payment of outstanding expenses otherwise subject to reimbursement hereunder; (D) a prorated portion of any annual bonus that would otherwise have been awarded to Executive for services rendered to the Company up to the date of termination, if any; and (E) Company-paid executive-level outplacement services for up to twelve (12) months after the effective date of the Executive's termination at a cost of no more than $30,000.00 or until he obtains other comparable employment, whichever occurs first.

    iv.
    For the avoidance of doubt, the Executive will not be entitled to any of the termination benefits set forth in subparagraph 5(b)(ii) or 5(b)(iii) above in the event of the Company's termination of Executive's employment for any reason prior to January 1, 2005 unless Executive is terminated without cause following a Change in Control that occurs prior to January 1, 2005 under which circumstance the Executive will receive the severance benefits set forth in 5(b)(ii) above.

    v.
    As a condition to his entitlement to a severance package under subparagraph 5(b)(ii) or 5(b)(iii) above, the Executive will sign a general release of claims in favor of the Company and its affiliates which also acknowledges his obligation to abide by the provisions set forth in Section 7 herein.

    vi.
    As used herein, "Change in Control" shall be deemed to have occurred if:

    (A)
    A third person other than Shareholders on the date hereof or their Affiliates, including a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the direct or indirect beneficial owner of shares of the Company having more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company;

    (B)
    The Company sells all or substantially all of its assets;

    (C)
    The Company enters into any transaction in which more than fifty percent (50%) of the Company's voting power is transferred to Persons other than the Shareholders on such date or their Affiliates; or

      (D)
      The Shareholders of the Company approve dissolution or complete liquidation of the Company.

      Shareholders means the Shareholders of the Company on the date hereof and Affiliates means any Persons controlled by, controlling or under common control with any Shareholder. Person means any person or entity.

      If the Company accepts an investment for the purpose of raising cash to fund operations and/or to make an acquisition and such a transaction results in a change in ownership of 50%, then this shall not be deemed a Change in Control provided that the make up of the Company's Board of Directors is not changed except by the sole addition of no more than two (2) new board members to represent the interests of the party(ies) investing in the Company.

  b.
  Termination By Reason of Death or Disability.

  i.
  This Agreement will terminate automatically upon the Executive's death. The Company may terminate Executive's employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive's receipt of written notice of such termination.

  ii.
  In the event the Executive's employment is terminated due to his death or Disability, the Company shall not be obligated to provide the Executive any compensation or benefits after the effective date of such termination except as required by law or regulation or under paragraph 4(c) above except that for a period of one year after Executive's employment is terminated due to disability, the Company shall pay for a continuation of health insurance the Executive received during the term of his employment or other insurance comparable thereto. In addition, the Company will be obligated to pay Executive or his estate or his beneficiaries, as the case may be, for any unused annual vacation in the year of termination, a prorated portion of any annual bonus that would otherwise have been awarded to Executive for services rendered to the Company up to the date of termination, if any, and any legitimate outstanding expenses otherwise subject to reimbursement hereunder.

  iii.
  For purposes of this Agreement, "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of the Executive's duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive's Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (or the Executive's duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

6.
Termination By Executive.    Notwithstanding any other provision of this Agreement, the Executive may terminate this Agreement as follows:

a.
Termination For Good Reason.

i.
The Executive may terminate this Agreement and his employment by the Company at any time for Good Reason, as defined herein, upon written notice to the Company setting forth in reasonable detail the facts and circumstances upon which the Executive shall have determined that Good Reason exists.

    ii.
    As used herein, "Good Reason" shall exist if any of the following occurs without the Executive's advance written consent:

    (A)
    the Company assigns to the Executive duties or responsibilities that are materially inconsistent with those set forth in paragraph 3 above or changes the Executive's title, and fails to cure said breach, if curable, within thirty (30) days after the Executive gives written notice to the Company that describes in reasonable detail the facts and circumstances of said breach;

    (B)
    the Company reduces the Executive's base salary or terminates or materially reduces his health insurance benefits; or

    (C)
    a Successor Employer (as defined in paragraph 10(f) below) fails to assume all of the Company's obligations under this Agreement;

        provided that the Executive voluntarily terminates his employment with the Company within 60 days after he learns that such event has occurred.

    iii.
    If the Executive terminates this Agreement for Good Reason under paragraph 6(a) above, then in addition to any benefits he may be entitled to receive under law or regulation or under paragraph 4(c) above, the Executive shall be entitled to receive from the Company, without any duty to mitigate, the severance package described in paragraph 5(b)(iii) of this Agreement.

    iv.
    As a condition to his entitlement to a severance package under paragraph 6(a)(iii) above, the Executive will sign a general release of claims in favor of the Company and its affiliates which also acknowledges his obligation to abide by the provisions set forth in Section 7 herein.

  b.
  Termination Without Good Reason.

  i.
  The Executive may terminate this Agreement and his employment by the Company without Good Reason at any time upon providing thirty (30) days advance written notice to the Company.

  ii.
  If the Executive terminates this Agreement without Good Reason, the Company shall not be obligated to provide the Executive with any compensation or benefits after the effective date of such resignation except as required by law or regulation or under paragraph 4(c) above.

7.
Restrictive Covenants.    The Executive acknowledges and agrees that (A) the agreements and covenants contained in this paragraph 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets, and (B) by his employment with the Company, the Executive will obtain specific knowledge, know-how and contacts and there is a reasonable probability that such knowledge, know-how, and, contacts, could be used to the substantial advantage of a competitor of the Company and to the Company's detriment:

a.
Confidential Information.    At any time during and after the end of the term of the Executive's employment with the Company, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company ("Confidential Information"). The Executive's obligation under this paragraph 7(a) shall not apply to any information which (i) is known publicly through no fault of the Executive; (ii) is in the public domain or hereafter enters the public domain without the breach of the Executive of this paragraph 7(a); or (iii) is disclosed after termination of the Executive's employment to the Executive by a third party not under an obligation of confidence to the Company.

  b.
  Non-Competition.    With the exception that the Executive will not be bound by this paragraph if he is terminated for any reason by the Company prior to January 1, 2005 other than for Cause or in conjunction with a Change in Control, the Executive covenants and agrees that during the term of the Executive's employment with the Company and for a period extending to the first (1st) anniversary of the Executive's termination of employment for any reason (the "Restricted Period"), with respect to any jurisdiction in which the Company is engaged in business at the time of such termination, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (i) that engages in business activities which are materially competitive with the Company, or (ii) in which any such relationship with the Executive would result in the inevitable use or disclosure of Confidential Information. Notwithstanding anything herein to the contrary, this paragraph 7(b) shall not prevent the Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

  c.
  Non-Solicitation; Non-Interference.    With the exception that the Executive will not be bound by this paragraph if he is terminated for any reason by the Company prior to January 1. 2005 other than for Cause or in conjunction with a Change in Control, during the Restricted Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other individual or entity, nor shall he assist any person or entity to (i) encourage, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, as agent of, or a service provider to, the Company to terminate such person's employment, agency or service. as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

  d.
  Return of Documents.    In the event of the termination of the Executive's employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

  e.
  Works for Hire.    The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the term of the Executive's employment with the Company ("Developments"); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive's time, and which do not relate (A) to the business of the Company or its affiliates, or (B) to the

    Company's actual or demonstrably anticipated research or development. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the term of the Executive's employment with the Company. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive agrees to assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights." To the extent the Executive retains any such moral rights under applicable law: the Executive hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. The Executive will confirm any such waivers and consents from time to time as requested by the Company.

  f.
  Blue Pencil.    If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this paragraph 7 unenforceable, the other provisions of this paragraph 7 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

  g.
  Injunctive Relief.    Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this paragraph 7 may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this paragraph 7, restraining the Executive from engaging in activities prohibited by this paragraph 7 or such other relief as may be required specifically to enforce any of the covenants in this paragraph 7. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in this paragraph 7 (b) or (c) and during any other period required for litigation during which the Company seeks to enforce this covenant against the Executive if it is ultimately determined that such person was in breach of such covenants.

8.
Executive Representations.    The Executive represents that:

a.
Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

b.
he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

  c.
  in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

  The Executive shall indemnify and hold the Company harmless for any losses incurred as a result of any actions, claims or demands arising out of, or with respect to, any inaccuracy of the representations contained in this paragraph 8, and if any such action. claim or demand is instituted, the Executive promises to pay all costs and expenses. including reasonable attorney's fees, incurred in connection with such action, claim or demand.

9.
Indemnification of the Executive.    In addition to any rights to indemnification to which the Executive is entitled under the Company's Articles of Incorporation or By-laws, the Company shall fully indemnify the Executive at all times during and after the term of this Agreement, on a current basis, for any and all claims arising out of or relating to the Executive's performance of his duties under this Agreement to the maximum extent permitted by law, and will pay all expenses, costs, and attorneys' fees associated with the Executive's defense of any indemnifiable claim hereunder as such fees and costs are incurred, provided that the Executive shall not be indemnified with respect to matters to which he has (a) not acted based upon a good faith belief that his conduct was in the best interests of the Company, (b) acted with gross negligence (for reasons other than an inability to perform caused by a documented physical or mental condition) or willful misconduct, or (c) been convicted of a felony.

10.
Taxes.    Notwithstanding anything contained herein to the contrary, all payments made under this Agreement shall be subject to withholding for all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

11.
Miscellaneous.

a.
All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one business day after being deposited with a reputable, nationally known overnight delivery service for service the next business day, or (iii) upon receipt after having been mailed by registered or certified mail, postage prepaid and return receipt requested; in each case addressed to the relevant address below or to such address as either party may hereafter designate by written notice to the other party in accordance herewith.

If to the Executive:	Robert E. Dudley, Ph.D. 46 Dill Lane P.O. Box 611334 Rosemary Beach, FL 32461
With a Copy to:	Joan M. Eagle Michael, Best & Friedrich, LLP 401 N. Michigan Avenue Suite 1900 Chicago. IL 60611
If to the Company:	Clarus Therapeutics, Inc. 500 Skokie Boulevard, Suite 250 Northbrook. IL 60062

  b.
  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to its principles regarding choice of law. The parties hereto consent to venue in the courts of the State of Illinois or in the Federal courts sitting in the State of Illinois with respect to any dispute regarding the subject matter hereof.

  c.
  This Agreement supersedes any and all earlier oral or written agreements relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

  d.
  The invalidity, illegality or unenforceability of any provision of this Agreement shall not in any way affect, impair or render unenforceable any other provision of this Agreement, all of which shall remain in full force and effect.

  e.
  This Agreement may not be amended or modified except by a document signed by the Executive and an authorized representative of the Company's Board of Directors which specifically states that it is amending this Agreement.

  f.
  This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that upon written notice to the Executive, the Company may assign this Agreement to any corporation or entity which acquires all or substantially all of the assets of or succeeds to the business of the Company (a "Successor Employer"), whether through a Change in Control or otherwise, and that upon any such assignment, such Successor Employer shall assume and become bound by all obligations of the Company herein, including but not limited to those described in paragraphs 5 and 6 above. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

  g.
  The headings in this Agreement are for convenience only and shall not affect the meaning of its terms.

  h.
  The signatories below on behalf of the Company have the full legal authority to bind the Company to all of the terms of this Agreement.

CLARUS THERAPEUTICS, INC.
By:	/s/ ROBERT E. DUDLEY, PH.D. Robert E. Dudley, Ph.D. Founder
Dated:	13 February 2004
By:	/s/ JAMES E. THOMAS James E. Thomas Chairman
Dated:	13 February 2004

 AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

        This AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT, dated December 30, 2008, is by and between CLARUS THERAPEUTICS, INC., a Delaware corporation (the "Company"), and Robert E. Dudley, Ph.D. (the "Executive").

        WHEREAS, the Company and the Executive entered into an executive employment agreement dated February 13, 2004 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.
Section 4(g) of the Agreement is hereby amended by deleting it in its entirety.

2.
Section 5(b)(ii) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

  "If the Company terminates this Agreement without Cause within twelve (12) months following a Change in Control, then in addition to any benefits he may be entitled to receive under law or regulation or under paragraph 4(c) above, the Executive shall be entitled to receive from the Company, without any duty to mitigate, a severance package consisting of: (A) a lump-sum payment equal to twelve (12) months of the Executive's then-current annual base salary such amount to be paid 37 days after termination of employment; (B) payment on a monthly basis of the first twelve (12) months of premiums incurred by the Executive and his eligible dependents in continuing his health benefits under the Company's group medical plan pursuant to COBRA or similar state law, as applicable, so long as the Executive elects and is eligible for such continued coverage (or, if the Company has not yet secured such group medical coverage, payment on a monthly basis of the actual costs incurred by the Executive to obtain medical coverage comparable to that he had immediately before he left the last job he held before joining the Company, for a period of twelve (12) months after his termination of employment); (C) payment of outstanding expenses otherwise subject to reimbursement hereunder in accordance with the Company's expense reimbursement policies; (D) a prorated portion of any annual bonus that would otherwise have been awarded to Executive for services rendered to the Company up to the date of termination, if any, such amount to be paid 37 days after termination of employment; and (E) Company-paid executive-level outplacement services for up to twelve (12) months after the effective date of the Executive's termination at a cost of no more than $30,000.00 or until he obtains other comparable employment, whichever occurs first."

3.
Section 5(b)(iii) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

  "If the Company terminates this Agreement without Cause after January 1, 2005 other than within twelve (12) months following a Change in Control, then in addition to any benefits he may be entitled to receive under law or regulation or under paragraph 4(c) above, the Executive shall be entitled to receive from the Company, without any duty to mitigate, a severance package consisting of: (A) a lump-sum payment equal to twelve (12) months of the Executive's then-current annual base salary, such amount to be paid 37 days after termination of employment; (B) payment on a monthly basis of the first twelve (12) months of premiums incurred by the Executive and his eligible dependents in continuing his health benefits under the Company's group medical plan pursuant to COBRA or similar state law, as applicable, so long as the Executive elects and is eligible for such continued coverage (or, if the Company has not yet secured such group medical coverage, payment on a monthly basis of the actual costs incurred by the Executive to obtain medical coverage comparable to that he had immediately before he left the last job he held before joining the Company, for a period of twelve (12) months after his termination of employment);

  (C) payment of outstanding expenses otherwise subject to reimbursement hereunder in accordance with the Company's expense reimbursement policies; (D) a prorated portion of any annual bonus that would otherwise have been awarded to Executive for services rendered to the Company up to the date of termination, if any, such amount to be paid 37 days after termination of employment; and (E) Company-paid executive-level outplacement services for up to twelve (12) months after the effective date of the Executive's termination at a cost of no more than $30,000.00 or until he obtains other comparable employment, whichever occurs first."

4.
Section 5(b)(v) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

  "As a condition to his entitlement to a severance package under subparagraph 5(b)(ii) or 5(b)(iii) above, the Executive will sign a general release of claims in favor of the Company and its affiliates which also acknowledges his obligation to abide by the provisions set forth in Section 7 herein within 30 days after his termination of employment. If the Executive fails to sign such release or otherwise revokes such release, no additional severance payments shall be made to the Executive and any payments already made shall be subject to collection by the Company."

5.
Section 6(a)(ii) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

  "As used herein, "Good Reason" shall exist if any of the following occurs without the Executive's advance written consent:

  (A)
  the Company causes a material diminution in the Executive's duties or responsibilities;

  (B)
  the Company causes a material diminution in the Executive's base salary; or

  (C)
  the Company materially breaches this Agreement;

  provided that (i) the Executive provides written notice to the Company that describes in reasonable detail the facts and circumstances of such Good Reason event within 30 days of the occurrence; (ii) the Company fails to cure such Good Reason event within thirty (30) days after the Executive gives such notice and (iii) the Executive voluntarily terminates his employment with the Company within 60 days after the end of the cure period if such event is not cured."

6.
Section 6(a)(iv) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

  "As a condition to his entitlement to a severance package under paragraph 6(a)(iii) above, the Executive will sign a general release of claims in favor of the Company and its affiliates which also acknowledges his obligation to abide by the provisions set forth in Section 7 herein within 30 days after his termination of employment. If the Executive fails to sign such release or otherwise revokes such release no additional severance payments shall be made to the Executive and any payments already made shall be subject to collection by the Company."

7.
Section 11 of the Agreement is hereby amended by inserting the following new subsection (g) immediately following subsection (f) thereof and renumbering the remaining subsections accordingly:

  "(g) The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section."

8.
The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	/s/ ALEX ZISSON Name: Alex Zisson Title: Board Member, Compensation Committee
By:	Name: Michael Wasserman Title: Board Member, Compensation Committee
/s/ STEVEN A. BOURNE, CPA Steven A. Bourne, CPA

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	/s/ ALEX ZISSON Name: Alex Zisson Title: Board Member, Compensation Committee
By:	/s/ MICHAEL WASSERMAN Name: Michael Wasserman Title: Board Member, Compensation Committee
/s/ ROBERT E. DUDLEY Robert E. Dudley, Ph.D

 AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

        This AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT, dated January 20, 2011, is by and between CLARUS THERAPEUTICS, INC., a Delaware corporation (the "Company"), and Robert E. Dudley, Ph.D. (the "Executive").

        WHEREAS, the Company and the Executive entered into an executive employment agreement dated February 13, 2004 which was amended on December 30, 2008 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

        1.     Section 11(g) of the Agreement is hereby amended by adding a new paragraph at the end of such section:

  "Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive's separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive's separation from service, or (B) the Executive's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule."

        2.     The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	/s/ STEVEN A. BOURNE Name: Steven A. Bourne Title: Chief Financial Officer
/s/ ROBERT E. DUDLEY Robert E. Dudley, Ph.D.

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  Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT